Exhibit 21

Virtual Sourcing, Inc.

List of Subsidiary Companies

Allied Recycling Corp., which is incorporated in the state of Wyoming.   Eighty Percent (80%) of Allied Recycling Corp. is owned by Virtual Sourcing, Inc.